Exhibit 23.4

Consent of Independent Auditor

We consent to the incorporation by reference in the Registration Statement on Form S-8 of Accel Entertainment, Inc. of our report dated March 28, 2019, relating to the consolidated financial statements of Grand River Jackpot, LLC and Subsidiary as of and for fiscal year ending December 31, 2018.

/s/ RSM UP LLP

Davenport, Iowa

January 23, 2020